Exhibit 99.1

American Eagle Outfitters Reports Second Quarter Results

9.9.20

Aerie posted exceptional growth, with revenue up 32% and record margins

AEO’s digital demand accelerated and increased 48%; Aerie grew 113% and AE rose 21%

Improved demand and operating discipline drove $173 million in positive operating cash flow and a strengthened financial position, ending with $899 million in cash

Ending inventory declined 21%; AEO is well positioned for the second half

PITTSBURGH – (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of ($0.08) for the 13 weeks ended August 1, 2020. This compared to $0.38 for the 13 weeks ended August 3, 2019. Adjusted EPS of ($0.03) this year excluded $0.05 of COVID-19 related expenses and restructuring charges and compared to adjusted EPS of $0.39 last year, which excluded $0.01 of restructuring costs.

Jay Schottenstein, AEO’s Chairman and Chief Executive Officer commented, “In the midst of an unprecedented crisis, we delivered a significant improvement from the first quarter throughout our business – a true testament to the agility, talent and commitment of our team. Aerie was simply outstanding, fueled by strong demand, with revenue rising 32% and record margins, demonstrating the power of the brand and signaling the vast opportunity ahead. Across brands, digital sales accelerated and we successfully reopened stores during the quarter.”

“Throughout this event, we operated with strong disciplines, reduced expenses, cut inventories and carefully managed liquidity. We controlled what we could, and generated positive free cash flow, strengthening our balance sheet. Inventories are in good shape and I believe we are very well-positioned for the second half of the year. We will remain focused on managing through the near term and preparing for a new future as we accelerate strategies to transform our business and emerge with strength”

Adjusted amounts represent Non-GAAP results, as described in the accompanying GAAP to Non-GAAP reconciliations.

Second Quarter 2020 Results

•

Total net revenue for the 13 weeks ended August 1, 2020 decreased $157 million, or 15% to $884 million, compared to $1.04 billion for the 13 weeks ended August 3, 2019. The decline to last year largely reflected store closures during the second quarter. Revenue in the year-ago period also included $40 million from Japanese license royalties.

•	By brand, American Eagle revenue decreased 26%, following a 1% decline last year. Aerie’s revenue increased 32%, following a 22% increase last year.

•

The company’s second quarter digital demand, as measured by ordered sales, increased 48%. Aerie digital demand rose 113% and AE increased 21%. AEO’s digital reported revenue increased 74%, reflecting the strong demand and a timing benefit related to the reversal of temporary fulfillment delays from the first quarter. Aerie digital revenue rose 142% and AE increased 47%.

•

Gross profit of $265 million compared to $383 million last year. The year-ago gross profit included an approximately $38 million benefit from Japanese license royalties. The decline to last year also reflected a reduction in store revenue and higher delivery and distribution center costs, primarily due to a strong digital business and higher cost per shipment. This was partly offset by lower rent expense and an increase in mark-up. As a rate to revenue, gross margin of 30.0% compared to 36.7% last year.

•

Selling, general and administrative expense of $224 million decreased $29 million from $253 million last year, primarily reflecting lower operating expenses due to store closures and disciplined cost controls.

•	Depreciation and amortization expense of $39 million decreased $6 million from $45 million last year, due to asset impairments taken in recent quarters, as well as lower capital spending.

•

Operating loss of $12 million compared to income of $82 million last year. Adjusted operating income of $2 million this year excluded $15 million of COVID-19 related expenses and restructuring charges and compared to adjusted operating income of $85 million last year, which excluded $3 million of restructuring charges. GAAP and adjusted operating income in the year-ago period included a $34 million benefit from Japanese license royalties.

•

Net interest expense of $9 million compared to net interest income of $2 million last year, reflecting interest expense associated with convertible notes and borrowings under the revolving credit facility this year.

•

EPS of ($0.08) compared to EPS of $0.38 last year. Adjusted EPS of ($0.03) excluded $0.05 of COVID-19 related expenses and restructuring costs and compared to adjusted EPS of $0.39 last year, which excluded $0.01 of restructuring costs.

Restructuring and COVID-19 Related Charges

In the second quarter of 2020, the company incurred incremental COVID-19 expenses and restructuring charges of approximately $15 million pre-tax, or $0.05 per share after-tax. In the second quarter of 2019, the company incurred restructuring charges of $3 million pre-tax, or $0.01 per share after-tax.

Inventory

Total ending inventory at cost decreased $114 million or 21% to $421 million. AE brand inventory was significantly lower, as inventories were cut due to COVID-19-related store closures and inventory optimization strategies. Aerie inventory increased to support strong demand. In the fall, the company plans to continue inventory optimization initiatives to streamline assortments, provide greater alignment of inventory to sales plans and better utilize supply chain strengths to chase product demand.

Capital Expenditures

In the second quarter of 2020, capital expenditures totaled $27 million. On a year-to-date basis, capital expenditures were $61 million. For fiscal 2020, the company continues to expect capital expenditures to be in the range of $100 to $125 million, prioritizing strategic customer-facing and supply chain investments. This compares to $210 million for the full-year fiscal 2019.

Cash Flow and Balance Sheet

The company generated $173 million in operating cash flow during the second quarter and ended the period with total cash and short-term investments of $899 million, an increase from $317 million last year. The quarter-end cash balance included $406 million in proceeds from the April 2020 convertible notes offering and $200 million in outstanding borrowings from the company’s revolving credit facility. Due to the strong cash flow, the company repaid $130 million in outstanding borrowings from its revolving credit facility during the second quarter. Subsequent to quarter-end, the company repaid the facility’s remaining $200 million outstanding balance.

Shareholder Returns

As previously announced, the company suspended its dividend in June 2020 and at this point does not anticipate declaring a dividend for the rest of this year. The company’s first quarter cash dividend was deferred until 2021 and will be payable on April 23, 2021 to stockholders of record at the close of business on April 9, 2021.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including third quarter 2020 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for the third quarter 2020 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the impact that the COVID-19 pandemic, the 2020 U.S. Presidential election and disruption related to social unrest will have on our operations and financial results, which is difficult to accurately predict; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	August 1, 2020	February 1, 2020	August 3, 2019
ASSETS
Cash and cash equivalents	$898,787	$361,930	$267,166
Short-term investments	—	55,000	50,000
Merchandise inventory	421,196	446,278	534,762
Accounts receivable	107,243	119,064	98,604
Prepaid expenses and other	155,141	65,658	69,541

Total current assets	1,582,367	1,047,930	1,020,073

Property and equipment, net	659,351	735,120	754,031
Operating lease right-of-use assets	1,271,491	1,418,916	1,462,544
Intangible assets, including goodwill	51,432	53,004	56,326
Non-current deferred income taxes	30,224	22,724	16,759
Other assets	33,111	50,985	49,426

Total Assets	$3,627,976	$3,328,679	$3,359,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$295,296	$285,746	$316,995
Current portion of operating lease liabilities	348,921	299,161	279,207
Accrued income and other taxes	12,783	9,514	17,754
Accrued compensation and payroll taxes	66,131	43,537	54,683
Dividends payable	22,837	—	—
Unredeemed gift cards and gift certificates	43,165	56,974	34,742
Other current liabilities and accrued expenses	51,281	56,824	60,265

Total current liabilities	840,414	751,756	763,646

Long-term debt, net	516,953	—	—
Non-current operating lease liabilities	1,253,105	1,301,735	1,338,634
Other non-current liabilities	19,604	27,335	28,302

Total non-current liabilities	1,789,662	1,329,070	1,366,936

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	647,284	577,856	568,413
Accumulated other comprehensive income	(47,991)	(33,168)	(36,630)
Retained earnings	1,807,687	2,108,292	2,070,077
Treasury stock	(1,411,576)	(1,407,623)	(1,375,779)

Total stockholders’ equity	997,900	1,247,853	1,228,577

Total Liabilities and Stockholders’ Equity	$3,627,976	$3,328,679	$3,359,159

Current Ratio	1.88	1.39	1.33

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	August 1,	% of	August 3,	% of
	2020	Revenue	2019	Revenue
Total net revenue	$883,510	100.0%	$1,040,879	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	618,311	70.0%	658,308	63.3%

Gross profit	265,199	30.0%	382,571	36.7%
Selling, general and administrative expenses	223,711	25.3%	253,051	24.3%
Impairment, restructuring, and COVID-19 related charges	14,611	1.7%	2,728	0.3%
Depreciation and amortization expense	39,114	4.4%	44,870	4.3%

Operating (loss) income	(12,237)	-1.4%	81,922	7.8%
Other (expense) income, net	(6,993)	-0.8%	3,990	0.4%

(Loss) income before income taxes	(19,230)	-2.2%	85,912	8.2%
(Benefit) provision for income taxes	(5,478)	-0.6%	20,931	2.0%

Net (loss) income	$(13,752)	-1.6%	$64,981	6.2%

Net (loss) income per basic share	$(0.08)		$0.38
Net (loss) income per diluted share	$(0.08)		$0.38

Weighted average common shares outstanding - basic	166,315		170,756
Weighted average common shares outstanding - diluted	166,315		171,781

	GAAP Basis 26 Weeks Ended
	August 1,	% of	August 3,	% of
	2020	Revenue	2019	Revenue
Total net revenue	$1,435,202	100.0%	$1,927,169	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,141,697	79.5%	1,219,677	63.3%

Gross profit	293,505	20.5%	707,492	36.7%
Selling, general and administrative expenses	411,908	28.7%	483,791	25.1%
Impairment, restructuring, and COVID-19 related charges	170,231	11.9%	4,272	0.2%
Depreciation and amortization	81,844	5.7%	89,661	4.7%

Operating (loss) income	(370,478)	-25.8%	129,768	6.7%
Other (expense) income, net	(10,122)	-0.7%	8,172	0.4%

(Loss) income before income taxes	(380,600)	-26.5%	137,940	7.1%
(Benefit) provision for income taxes	(109,685)	-7.6%	32,206	1.7%

Net (loss) income	$(270,915)	-18.9%	$105,734	5.4%

Net (loss) income per basic share	$(1.63)		$0.61
Net (loss) income per diluted share	$(1.63)		$0.61

Weighted average common shares outstanding - basic	166,461		172,291
Weighted average common shares outstanding - diluted	166,461		173,701

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended August 1, 2020
	Operating (Loss) Income	Diluted (Loss) per Common Share
GAAP Basis	$(12,237)	$(0.08)
% of Revenue	-1.4%

Add: Incremental COVID-19 related expenses and restructuring(1):	14,611	0.05

Non-GAAP Basis	$2,374	$(0.03)
% of Revenue	0.3%

(1)	$14.6 million Incremental COVID-19 related expenses and restructuring charges:

-$13.9 million of incremental COVID-19 related expenses consisting of personal protective equipment and supplies for our associates and customers

-$0.7 million of corporate severance charges

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended August 3, 2019
	Operating Income	Diluted Earnings per Common Share
GAAP Basis	$81,922	$0.38
% of Revenue	7.8%

Add: Restructuring charges(1):	2,728	0.01

Non-GAAP Basis	$84,650	$0.39
% of Revenue	8.1%

(1)	- $2.7 million for pre-tax corporate restructuring charges, primarily severance

AMERICAN EAGLE OUTFITTERS, INC.

Earnings Before Interest and Taxes

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	13 Weeks Ended
	August 1, 2020	August 3, 2019
Net (Loss) Income	$(13,752)	$64,981
Add: (Benefit) provision for income taxes	(5,478)	20,931
Add: Depreciation and amortization	39,114	44,870
Add: Interest expense (income), net	8,547	(1,605)

EBITDA	$28,431	$129,177
Add: Incremental COVID-19 related expenses and restructuring(1) (2)	14,611	2,728

Adjusted EBITDA	$43,042	$131,905

(1)	$14.6 million Incremental COVID-19 related expenses and restructuring charges:

-$13.9 million of incremental COVID-19 related expenses consisting of personal protective equipment and supplies for our associates and customers

-$0.7 million of corporate severance charges

(2)	-$2.7 million for pre-tax corporate restructuring charges, primarily severance

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Second Quarter 2020	YTD Second Quarter 2020
Consolidated stores at beginning of period	1,093	1,095
Consolidated stores opened during the period
AE Brand	1	3
Aerie stand-alone	14	15
Todd Snyder	1	1
Consolidated stores closed during the period
AE Brand	(8)	(12)
Aerie stand-alone	(2)	(3)
Tailgate Clothing Co.	(1)	(1)

Total consolidated stores at end of period	1,098	1,098
AE Brand	931
Aerie stand-alone	160
Aerie side-by-side(2)	175
Tailgate Clothing Co.	4
Todd Snyder	3

Stores remodeled and refurbished during the period	3	4
Total gross square footage at end of period (in ‘000)	6,828	6,828

International license locations at end of period (1)	220	220

Aerie Openings
Aerie stand-alone	14	15
Total Aerie side-by-side stores (2)	2	3

Total Aerie Openings	16	18

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.
(2)	Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

DEMAND SALES & TOTAL REVENUE BY BRAND

Q2 2020 vs. Q2 2019

(unaudited)

	Aerie Brand	AE Brand	Total(4)
	% Change	% Change	% Change
Digital:
Digital Demand (Ordered sales)(1)	113%	21%	48%
Total Net Revenue(1)	142%	47%	74%

Total(2):
Total Demand(3)	25%	-29%	-19%
Total Net Revenue	32%	-26%	-15%

(1)	Digital Demand Sales represent sales orders placed through our e-commerce channels during the period.

Total Net Revenue represents revenue recognized in accordance with the Company’s revenue recognition policies, which reflect revenue upon the customer receipt date of the merchandise.

(2)	Total includes Direct, Stores, and International
(3)	Total Demand represents Digital demand sales plus total store revenue
(4)	Total includes Aerie Brand, AE Brand, and Todd Snyder